EXHIBIT 10.9

AMENDMENT NO. 4 TO THE

SCHOLASTIC CORPORATION 2001 STOCK INCENTIVE PLAN

          WHEREAS, Scholastic Corporation (the “Company”) maintains the Scholastic Corporation 2001 Stock Incentive Plan (the “Plan”); and

          WHEREAS, pursuant to Article X of the Plan, the Company reserved the right, by action of its Board of Directors or its Human Resources and Compensation Committee (the “Committee”), to amend the Plan from time to time; and

          WHEREAS, the Committee desires to amend the Plan.

          NOW, THEREFORE, effective as of May 20, 2008, the Plan is amended as follows:

1.           Section 9.1 of the Plan is amended by replacing the last two sentences thereof in their entirety with the following:

           Notwithstanding any provision herein to the contrary, the Committee may determine at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section 9.1 is Transferable to, and exercisable by, a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred during the employee’s lifetime other than to the employee or another Family Member and (ii) remains subject to the terms of this Plan and the Award Agreement.

2.           Except as otherwise provided herein, the Plan is ratified and confirmed and shall continue in full force and effect.